News Release

Investor and Media Contact:
Brian Davis
brian.davis@tengion.com
267.960.4802

Tengion Announces Listing Transfer
from NASDAQ Global Market® to NASDAQ Capital Market®

-- Company Will Seek Stockholder Approval of Reverse Stock Split at May Annual Meeting --

WINSTON-SALEM, NC, April 3, 2012 -- Tengion, Inc. (NASDAQ: TNGN), a leader in regenerative medicine, today announced that its application to transfer the listing of its common stock from The NASDAQ Global Market® to The NASDAQ Capital Market® has been approved by NASDAQ. This transfer will be effective at the opening of business on April 4, 2012, and the Company's common stock will continue to trade under the symbol “TNGN.” The NASDAQ Capital Market is a continuous trading market that operates in substantially the same manner as The NASDAQ Global Market and listed companies must meet certain financial requirements and comply with NASDAQ's corporate governance requirements.

The Company also announced today that it will seek stockholder approval of an amendment to its Certificate of Incorporation to effect a reverse stock split in the range of 1-for-6 to 1-for-10 shares of common stock. The Board of Directors would retain discretion over whether to implement the reverse stock split and over the exact ratio of the reverse stock split, The reverse stock split would provide the Company with a means to cure its minimum bid price deficiency for continued listing on The NASDAQ Capital Market, if such action becomes necessary. The proposed reverse stock split will be voted upon at the annual meeting of stockholders to be held May 21, 2012.

Background
In October 2011, the Company announced that it received a letter from The NASDAQ Stock Market, dated October 4, 2011, notifying it that, for the 30 consecutive business days preceding the date of the letter, the bid price of the Company's common stock had closed below the $1.00 per share minimum bid price required for continued inclusion on The NASDAQ Global Market. To regain compliance with The NASDAQ Global Market continued listing requirements, the closing bid price of the Company's common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days. The Company was granted until April 2, 2012 to regain compliance. In anticipation of not meeting the minimum bid price continued listing requirement, the Company requested, and on April 3, 2012 received, approval from NASDAQ to transfer the listing of its common stock from The NASDAQ Global Market to The NASDAQ Capital Market. The Company will be afforded an additional period, ending September 28, 2012, to regain compliance with the minimum bid price rule while listed on The NASDAQ Capital Market. If compliance is not regained, NASDAQ will notify the Company of its determination to delist the Company's common stock, which decision may be appealed to a NASDAQ Listing Qualifications Panel.

Tengion today filed preliminary proxy materials with the Securities and Exchange Commission (SEC) and, subject to satisfaction of SEC requirements, intends to provide definitive proxy materials to stockholders by late April. Detailed information about the reverse stock split and other proposals to be voted on at the annual meeting of stockholders will be contained in the definitive proxy statement. Stockholders of Tengion are advised to read the definitive proxy statement and other relevant materials filed with the SEC when they become available, as they will contain important information. The definitive proxy statement will be available free of charge at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the definitive proxy statement by contacting Tengion at 3929 Westpoint Boulevard, Suite G, Winston-Salem, NC 27103, Attn: Investor Relations, or at www.tengion.com.  The Company and its officers, directors, employees and certain other persons may be deemed to be participants in the solicitation of proxies of company stockholders in connection with the reverse stock split and other proposals to be voted on at the annual meeting. Information regarding such individuals, their interests in such proposals, and their participation in the solicitation will be set forth in the definitive proxy statement.

About Tengion
Tengion, a clinical-stage regenerative medicine company, is focused on discovering, developing, manufacturing and commercializing a range of neo-organs, or products composed of living cells, with or without synthetic or natural materials, implanted or injected into the body to engraft into, regenerate, or replace a damaged tissue or organ.  Using its Organ Regeneration Platform™, the Company creates neo-organs using a patient’s own cells, or autologous cells.  Tengion’s proprietary product candidates harness the intrinsic regenerative pathways of the body to regenerate a range of native-like organs and tissues.  The Company’s product candidates are intended to delay or eliminate the need for chronic disease therapies, organ transplantation, and the administration of anti-rejection medications.  An initial clinical trial is ongoing for the Company’s lead product candidate, the Neo-Urinary Conduit™, an autologous implant that is intended to catalyze regeneration of native-like bladder tissue for bladder cancer patients requiring a urinary diversion following bladder removal. The Company’s lead preclinical candidate is the Neo-Kidney Augment™, which is designed to prevent or delay dialysis by increasing renal function in patients with advanced chronic kidney disease. Tengion has worldwide rights to its product candidates.

Forward-Looking Statements
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to the Company's plan to seek stockholder authorization of a proposal enabling its board of directors, in its discretion, to effect a reverse stock split in a defined range and the Company's intention to utilize such reverse stock split as a potential means to regain compliance with The NASDAQ Capital Market minimum bid price requirement. For additional factors which could cause actual results to differ from expectations, reference is made to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.  The forward looking statements in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or expectations in this release.